EXHIBIT 11
NATIONAL DATACOMPUTER, INC.
STATEMENT RE COMPUTATION OF NET LOSS PER COMMON SHARE
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
                                         Third Fiscal Quarter              Nine Months
                                               Ended                          Ended
                                     ----------------------------   ---------------------------
                                     September 28,  September 30,   September 28,  September 30,
                                         1997           1996            1997           1996
                                             (Unaudited)                    (Unaudited)

Net loss, as reported                $  (188,941)   $  (669,080)    $(1,026,157)   $(1,248,407)

Preferred Stock preference items:

Interest on convertible preferred
   stock                                (106,500)       (84,000)       (312,000)      (124,000)
                                     ------------   ------------    ------------   ------------
Net loss attributable to common
   shareholders                      $  (295,441)   $  (753,080)    $(1,338,157)   $(1,372,407)

Net loss per share                   $     (0.23)   $     (0.61)    $     (1.05)   $     (1.15)
                                     ============   ============    ============   ============

Weighted average shares and dilutive
   shares equivalents outstanding      1,309,246      1,230,153       1,277,926      1,196,650
                                     ============   ============    ============   ============
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